Exhibit 99.1
San Jose Water Files Settlement Agreement
in 2025 to 2027 General Rate Case

Constructive agreement provides for $450 million in drinking water infrastructure investment over three-years.

SAN JOSE, Calif. – (August 20) – San Jose Water (SJW), a wholly-owned subsidiary of SJW Group (NYSE: SJW), today announced that, together with the Public Advocates Office (PAO), it has reached a constructive settlement agreement in its 2025 to 2027 General Rate Case (GRC) that was filed with the California Public Utilities Commission (CPUC) on January 2, 2024. The settlement agreement, filed on August 19, 2024 with the CPUC for its approval, excludes two policy issues which will be litigated via briefs filed on August 1, 2024.

“I am grateful to the PAO for diligently working with us to achieve this constructive agreement that reflects our shared goal of ensuring that customers have high-quality drinking water and reliable service at fair rates,” stated Tanya Moniz-Witten, SJW’s President. “This agreement enables SJW to invest $450 million over three years in drinking water infrastructure in our local service area to support day-to-day water system functions, in addition to supporting fire protection, economic vibrancy, and environmental conservation efforts. We are committed to our daily mission of serving our customers, communities, and the environment at best-in-class levels. The settlement agreement positions us to deliver on this promise more effectively.”

In addition to the $450 million three-year capital budget, the settlement agreement:
•Further aligns actual compared to authorized usage through a lower sales forecast;
•Provides for greater revenue recovery through the service charge; and,
•Approves the recovery of $15.8 million from balancing and memorandum accounts.

The two litigated items relate to including chemical and waste disposal costs in the company’s full cost balancing account, and to adjusting its service charge calculation.

Water Rate Advocates for Transparency, Equity, and Sustainability (WRATES) had originally agreed to the settlement agreement in principle on June 14, 2024. WRATES has since decided to not sign on to the settlement agreement.

Every three years, water utilities regulated by the CPUC are required to submit a filing detailing proposed rate adjustments and the reasons for these adjustments. The CPUC and PAO analyze each aspect of the rate application as part of a transparent public process, which includes public hearings and opportunities to share feedback — all to ensure just and reasonable rates, and safe and reliable infrastructure.

The CPUC is expected to render a decision on the settlement agreement in the fourth quarter of 2024 with new rates effective on January 1, 2025.

About San Jose Water

Founded in 1866, San Jose Water is an investor-owned public utility, and is one of the largest and most technically sophisticated urban water systems in the United States. Serving over one million people in the greater San Jose metropolitan area, San Jose Water also provides services to other utilities including operations and maintenance, billing, and backflow testing. San Jose Water is owned by SJW Group, a publicly traded company listed on the New York Stock

Exhibit 99.1
Exchange under the symbol SJW. SJW Group also owns: Connecticut Water Company in Connecticut; Maine Water Company in Maine; and SJWTX, Inc. (dba Texas Water Company) in Texas. To learn more about San Jose Water, visit www.sjwater.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” or the negative of those words or other comparable terminology. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures, PFAS and other decisions; (2) changes in demand for water and other services; (3) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (4) the effect of the impact of climate change; (5) unexpected costs, charges or expenses; (6) our ability to successfully evaluate investments in new business and growth initiatives; (7) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (8) the risk of work stoppages, strikes and other labor-related actions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (10) changes in general economic, political, business and financial market conditions; (11) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (12) legislative, and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Media Contact:
Liann Walborsky
Director of Corporate Communications
408 918-7247